Exhibit 99.1

Luspatercept Data Presented at the 13th International Symposium on
Myelodysplastic Syndromes
– In lower risk myelodysplastic syndromes patients, luspatercept increased hemoglobin levels and enabled transfused patients to become transfusion independent –

Cambridge, Mass. – May 2, 2015 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair, today announced preliminary data from the ongoing phase 2 clinical trial of luspatercept in patients with lower risk myelodysplastic syndromes (MDS). The data showed that luspatercept increased hemoglobin levels and enabled many patients to become transfusion independent. The presentation was given this morning by Uwe Platzbecker, M.D., University Hospital in Dresden, Germany in an oral session titled “Best of Clinical Trials II” at the MDS Foundation 13th International Symposium on MDS. Acceleron and its collaboration partner, Celgene Corporation, are jointly developing luspatercept.

“We are excited by the results in lower risk MDS patients, which confirm and extend our previous findings,” said Uwe Platzbecker, M.D., Professor of Hematology and Head of the MDS program at the University Hospital in Dresden, Germany and coordinating principal investigator of the luspatercept PACE-MDS study. “Luspatercept may be useful early in the treatment of lower risk MDS patients, either as the initial treatment for anemia or in patients who do not respond or become refractory to treatment with erythropoiesis stimulating agents.”

Key preliminary data from the presentation are highlighted below:

•
The ongoing phase 2 clinical trial is fully enrolled and data from 44 of the 58 patients was available for efficacy analyses. 17 of these 44 patients were enrolled in the expansion cohort, using the planned phase 3 dosing regimen, whose data had not been previously presented.

•
Luspatercept was generally well-tolerated with the majority of adverse events (AE) being mild to moderate (grade 1 or 2). There were two possibly related serious adverse events of muscle pain and worsening of general condition.

•	In the higher dose groups (0.75 to 1.75 mg/kg administered subcutaneously every three weeks):

◦	54% achieved the International Working Group (IWG) hematologic improvement-erythroid (HI-E) threshold of efficacy.

◦	36% of patients who received red blood cell transfusions during the 8 weeks prior to treatment in the study achieved transfusion independence for at least 8 weeks during the study.

•
Ring sideroblasts (RS) are a type of abnormal red blood cell (RBC) precursor cell in the bone marrow. These ring sideroblasts are associated with ineffective erythropoiesis and anemia. When at least 15% of the cells in an MDS patient’s bone marrow are ring sideroblasts, this patient is considered RS positive. At least 30% of all MDS patients are RS positive, and the proportion is likely even greater within the lower risk segment of all MDS patients.

•	In the RS positive patients in the higher dose groups treated with luspatercept,

◦	63% achieved IWG HI-E

◦	39% achieved transfusion independence

The presentation slides from Dr. Platzbecker’s talk are available on Acceleron's website (www.acceleronpharma.com) under the Publications tab.

About Luspatercept

Luspatercept is a modified activin receptor type IIB fusion protein that acts as a ligand trap for members in the Transforming Growth Factor-Beta (TGF-β) superfamily involved in the late stages of erythropoiesis (red blood cell production). Luspatercept regulates late-stage erythrocyte (red blood cell) precursor cell differentiation and maturation. This mechanism of action is distinct from that of erythropoietin (EPO), which stimulates the proliferation of early-stage erythrocyte precursor cells. Acceleron and Celgene are jointly developing luspatercept as part of a global collaboration. Luspatercept is currently in phase 2 clinical trials in patients with beta-thalassemia and in patients with myelodysplastic syndromes. For more information, please visit www.clinicaltrials.gov.

About Myelodysplastic Syndromes

MDS are a heterogeneous group of hematologic malignancies of the bone marrow commonly leading to severe and chronic anemia due to ineffective erythropoiesis. The National Cancer Institute estimates that more than 10,000 people are diagnosed with MDS in the United States each year. Patients with MDS often have a hypercellular bone marrow with various dysplastic changes of the cells that are also seen in peripheral blood, resulting in cytopenias (low blood cell counts) and an increased risk of progression to acute myeloid leukemia. Nearly all MDS patients suffer from anemia. The anemia in MDS is often characterized by high endogenous levels of EPO driving an abundance of early stage red blood cell precursors and an inability of these precursor cells to properly differentiate into healthy, functional red blood cells. Many patients are therefore unresponsive to the administration of erythropoietin to correct the resulting anemia and instead require red blood cell transfusions, which can increase the risk of infection and iron-overload related toxicities.

About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair. The company is a leader in understanding the biology of the TGF-β protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action. These therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.
For more information, please visit www.acceleronpharma.com.
Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:
Maureen L. Suda
Suda Communications LLC
585-387-9248

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